UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

March 18, 2013

MEDPRO SAFETY PRODUCTS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-52077	91-2015980
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

145 Rose Street

Lexington, KY 40507

(Address of Principal Executive Offices) (Zip Code)

(859) 225-5375

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 18, 2013, the board of directors of MedPro Safety Products, Inc. elected Andrew P. Merkatz as a new director, increasing the size of the board from six to seven directors.

Andrew P. Merkatz, age 44, is currently the Managing Director of Investments at Vision Capital Advisors where, for the past five years, he has overseen investments in energy, media, technology and healthcare. Mr. Merkatz has more than 20 years of private equity and operational experience focused primarily on lower middle market growth companies. Mr. Merkatz began his career at the middle market private equity firm, Interlaken Capital. He later served as Chief Operating Officer for Site-Specific Inc., one of the first internet advertising agencies, Vice President of Corporate Development for FLOORgraphics Inc., a pioneering in-store media company, President of Predict It Inc., a publicly traded digital media company, and as Chairman of iFamily Inc., a social media company which is now a division of Intellius Inc., a Seattle based information commerce company. Mr. Merkatz currently serves on the Board of Directors of Nectar Services, an IP communications firm specializing in managed services for voice and data networks and United Contests Inc., a mobile contest and gaming company. Mr. Merkatz holds an M.B.A. from Harvard Business School and a B.A. in Economics, with distinction, from the University of Pennsylvania.

Vision Capital Advisors, LLC, is an SEC-registered investment advisor headquartered in New York City. Vision’s affiliates Vision Opportunity Master Fund, Ltd. and Vision Capital Advantage Fund LLC together beneficially own approximately 74.5% of the common stock of MedPro.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

MEDPRO SAFETY PRODUCTS, INC.

Dated: March 20, 2013	By:	/s/ W. Craig Turner
W. Craig Turner
President